Exhibit 10.1

Dated 15th April 2015

between

GSI GROUP LIMITED

and

GSI GROUP CORPORATION

and

GSI GROUP EUROPE GMBH

and

GSI GROUP JAPAN CORPORATION

and

GSI GROUP PRECISION TECHNOLOGIES (SUZHOU) CO., LTD.

as Sellers

and

SPI LASERS UK LIMITED

and

SPI LASERS LLC

and

SPI LASERS (SHANGHAI) CO., LTD.

and

TRUMPF CORPORATION

as Purchasers

and

GSI GROUP INC

and

JKL NEWCO LIMITED

AGREEMENT RELATING TO THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF JKL NEWCO LIMITED AND THE SALE OF CERTAIN ASSETS OF THE JK LASERS BUSINESS

i

TABLE OF CONTENTS (continued)

ii

THIS AGREEMENT is made on 15 April 2015 between the following parties:

(1)	GSI GROUP LIMITED, a private limited company incorporated in England and Wales with company number 01041317 and which has its registered office at 29 Holton Road, Holton Heath, Poole, Dorset, BH16 6LN (the “UK Seller”);

(2)	GSI GROUP CORPORATION, a corporation incorporated in Michigan, United States of America with company number 047949 and which has its registered office at 201 South Division, Suite 400, Ann Arbor, MI 48104, USA (c/o Timothy Damschroder) (the “US Seller”);

(3)	GSI GROUP EUROPE GMBH, a Gesellschaft mit beschränkter Haftung incorporated in the Federal Republic of Germany with company number HRB 201048 and which has its registered office at Munchener Strasse 2a, Planegg, D-82152, Germany (the “German Seller”);

(4)	GSI GROUP JAPAN CORPORATION, a corporation incorporated in Japan with company number 0104-061165 and which has its registered office at East Square Omori, 6-20-14 Minamioi, Shinagawa-ku, Tokyo 140-0013, Japan (the “Japanese Seller”);

(5)	GSI GROUP PRECISION TECHNOLOGIES (SUZHOU) CO., LTD., a company incorporated in the People’s Republic of China with company registration number 320594400004265 and which has its registered office at Building 8 Gang Tian Industrial Square, Gang Tian Road East, Suzhou Industrial Park, Jiangsu Province, 215024, China (the “Chinese Seller” and, together with the UK Seller, the US Seller, the German Seller and the Japanese Seller, the “Sellers”);

(6)	SPI LASERS UK LIMITED, a private limited company incorporated in England and Wales with company number 03290610 and which has its registered office at 3 Wellington Park, Tollbar Way, Hedge End, Southampton SO30 2QU (“SPI”);

(7)	SPI LASERS LLC a limited liability company organized and existing under the laws of the State of Delaware, United States of America with company number 4023056 and which has its registered office at 1209 Orange Street, County of New Castle, City of Wilmington, in the State of Delaware 19801 and having its principal offices at 4000 Burton Drive, Santa Clara, California 95054, USA (the “US Purchaser”);

(8)	TRUMPF CORPORATION, a corporation incorporated in Japan and which has its registered office at 1-18-2 Hakusan, Midori-ku, 226-0006 Yokohama, Japan (the “Japanese Purchaser”);

(9)	SPI LASERS (SHANGHAI) CO., LTD., a Limited Liability company (wholly invested by foreign legal person) incorporated in the Peoples’ Republic of China with company number 310000400721413 (Xuhui) and which has its registered office at Rooms 108 and 112, Building 3, No.7 Guijing Road, Xuhui District, Shanghai, China (the “Chinese Purchaser” and, together with SPI (the purchaser of the Shares, the German Assets and certain US Assets), the US Purchaser and the Japanese Purchaser, the “Purchasers”);

(10)	GSI GROUP INC., a New Brunswick, Canada corporation having a place of business at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA (“GSIG”); and

(11)	JKL NEWCO LIMITED, a private limited company incorporated in England and Wales with company number 09484624 and which has its registered office at Cosford Lane, Swift Valley, Rugby, Warwickshire, CV21 1QN (the “Company”).

BACKGROUND

(A)	The Company is a private limited company incorporated in England and Wales. Further information relating to the Company is set out in Schedule 1.

(B)	The UK Seller has agreed to sell and SPI has agreed to purchase the Shares (as defined below) and the Asset Sellers have agreed to sell and the respective purchasers in the Asset Transfer Agreements have agreed to purchase the Assets (as defined below) on the terms and subject to the conditions set out in this Agreement and the Asset Transfer Agreements (the “Transaction”).

(C)	GSIG is the holding company of the Sellers and is a party to this Agreement for the purpose of entering into the indemnity set out in Clause 29.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including its Recitals and Schedules):

“Accounting Principles” mean the practices and policies adopted by the Sellers’ Group in the preparation of their audited annual group accounts;

“Act” means the UK Companies Acts 2006;

“agreed form” means a document in the form agreed in writing by each party to that document;

“Agreement” means this agreement;

“Asset Transfer Agreements” means all or any (as the context permits) of the Chinese Asset Transfer Agreement, the German Asset Transfer Agreement, the Japanese Asset Transfer Agreement and/or the US Asset Transfer Agreement;

“Asset Transfer Employees” means those persons employed in the Business at the Completion Date whose details are set out in Schedule 6;

“Asset Sellers” means, together, the Chinese Seller, the German Seller, the Japanese Seller and the US Seller;

“Assets” means, together, the Chinese Assets, the German Assets, the Japanese Assets and the US Assets;

“Assumed Liabilities” has the meaning given in Clause 2.3;

“Beckmann Right” means a right to benefits provided through an occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) and which right transfers by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 and which does not relate to old age, invalidity or survivors’ benefits;

“Books and Records” means all notices, correspondence, books of account and other documents and records, whether in paper or electronic form, of the Company or the Sellers, to the extent related to the Business;

“Business” means the business of designing, developing, manufacturing, selling, installing, maintaining and servicing a variety of lasers and products and spare parts used with those lasers as conducted by the Sellers prior to Completion and by the Purchasers following Completion (as applicable) anywhere in the world under the name JK Lasers;

“Business Day” means a day, other than a Saturday, or Sunday or public holiday, on which banks are open in London for the transaction of general commercial business;

“Chinese Assets” means all assets used in the Business in China including, but not limited to, those assets detailed in paragraph 1 of Part B of Schedule 1;

“Chinese Asset Transfer Agreement” means the agreement in the agreed form under which the Chinese Seller shall sell the Chinese Assets to the Chinese Purchaser and the Chinese Purchaser shall assume such liabilities related to the Chinese Assets as are stated therein;

“Claim” means any claim, proceeding, suit or action arising under or in connection with or for breach of this Agreement or any other Transaction Document, including any claim for breach of the Warranties and including any Indemnity Claim;

“Claiming Party” has the meaning given in paragraph 3 of Schedule 4;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Completion” means the simultaneous completion of:

(a)	the sale and purchase of the Shares in accordance with the provisions of this Agreement; and

(b)	the respective sales and purchases of the Assets and the assumption of the Assumed Liabilities under the Chinese Asset Transfer Agreement, the German Asset Transfer Agreement, the Japanese Asset Transfer Agreement, the US Asset Transfer Agreement and otherwise in accordance with this Agreement;

“Completion Amount” means US$31,500,000 (thirty-one million five hundred thousand US Dollars) less an amount equal to the Debt and less the Met Lab Settlement;

“Completion Date” means the date hereof;

“Completion Working Capital” means the amount of the working capital of the Business determined in accordance with the principles set forth in paragraph 1 of Schedule 5;

“Completion Working Capital Statement” means the statement of working capital (as at the Effective Time) prepared and agreed or otherwise final and binding pursuant to Schedule 5;

“Confidentiality Agreement” means the agreement dated 24 November 2014 between GSIG and SPI;

“Consideration Adjustment Date” means the date that the Completion Working Capital Statement is agreed or determined in accordance with Schedule 5;

“Costs” means, without limitation, all and any payments, penalties, costs, claims, demands, damages, compensation, fines, awards, losses and expenses (including any reasonable legal or other professional fees) and any other liabilities whatsoever (including, for the avoidance of doubt, in relation to Tax);

“Data Room” means the electronic data room operated by Firmex, the contents of which, as at 14 April 2015, are listed in the index annexed to the Disclosure Letter and have been copied and delivered to the Purchaser on CD Rom concurrently with the execution and delivery of this Agreement;

“Debt” means the amount of $27,600,000, being the amount owed by the Company to the UK Seller under the Hive Down Agreement (subject to any adjustment in accordance with Clause 5.5);

“Diligence Replies” means the written replies of the Sellers to the questions raised for or on behalf of the Purchasers which are set out in the Q&A List at document XV.1 in the Data Room;

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) or deemed disclosed in or by virtue of the Disclosure Letter or the Disclosed Documents;

“Disclosed Documents” means:

(a)	the Diligence Replies;

(b)	the documents contained in the Data Room; and

(c)	any additional documents referred to in or appended to the Disclosure Letter;

“Disclosure Letter” means the letter executed and delivered contemporaneously with the execution of this Agreement from the Sellers to the Purchasers relating, among other things, to the Warranties, the receipt of which has been acknowledged by the Purchasers;

“Disclosed Schemes” has the meaning given in paragraph 19 of Schedule 3;

“Effective Time” means the close of business on the Business Day before the Completion Date;

“Employees” means the Transferring Employees and the Excluded Employees;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or security interest having similar effect;

“Exchange Rate” means, with respect to a particular currency or currencies for a particular day, the closing mid-point spot rate of exchange for such currency into US Dollars on such date as reported in the London edition of the Financial Times which is first published thereafter or, where no such rate is so reported in respect of that currency for such date, at the screen rate quoted by Bloomberg such date, or if no such rate is quoted on that date, on the preceding date on which such rates were quoted;

“Excluded Liabilities” has the meaning given in Clause 2.3.3;

“Excluded Employees” means those individuals, other than the Transferring Employees, engaged or employed in respect of the Business as at the Completion Date;

“Final Allocation” has the meaning given in Clause 3.5;

“Final Consideration” means an amount in cash in US Dollars equal to the sum of:

(a)	the Completion Amount; and

(b)	the Working Capital Adjustment;

“Final Sale Proceeds” means the sum of the Final Consideration plus the Debt;

“Financial Statements” means the unaudited consolidated net asset statements and statements of income of the Business for the financial years 2013 and 2014, derived from the consolidated group accounts of the Sellers’ Group on a carve-out basis and appended to this Agreement as Annexes 1 and 2 to Schedule 5;

“Fundamental Warranties” means those Warranties in paragraphs 1.1 to 1.4 (inclusive), 4.7 and 19.1 to 19.10 (inclusive) of Schedule 3;

“German Assets” means all assets used in the Business in Germany including, but not limited to, those assets detailed in paragraph 2 of Part B of Schedule 1;

“German Asset Transfer Agreement” means the agreement in the agreed form under which the German Seller transfers and assigns the German Assets to SPI and SPI assumes such liabilities related to the German Assets and/or the Business of the German Seller as are stated therein;

“Group” means the Sellers’ Group (in relation to a Seller) or the Purchasers’ Group (in relation to a Purchaser or the Company);

“Hive Down” means the transfer of the UK Business under and in accordance with the terms and conditions of the Hive Down Agreement;

“Hive Down Agreement” means the hive down agreement dated 7 April 2015 between the UK Seller and the Company;

“Indemnified Tax Obligations” means all present and future obligations and liabilities of the UK Seller under the indemnity granted in Clause 9.1 of this Agreement, including all money and liabilities of any nature from time to time due, owing or incurred by the UK Seller under that indemnity;

“Indemnity Claim” means any claim in respect of a Purchaser Indemnity or a Seller Indemnity;

“Initial Allocation” has the meaning given in Clause 3.4;

“Intellectual Property” means the inventions, patents, technical information and know-how of all descriptions, utility models, trademarks, service marks, rights in design (registered and unregistered), semi-conductor topography rights, copyrights (including all rights in computer software), database rights, business and trade names and associated goodwill, domain names and all other industrial or intellectual property or other rights or forms of protection of a similar nature or having similar effect in any part of the world and all rights in and in relation to any of them, applications to register any of them and the rights to apply for or claim priority in respect of any of them wholly or jointly owned or licensed and used in connection with the Business that have been or are to be transferred under the Hive Down Agreement or the Asset Transfer Agreements;

“Japanese Assets” mean all assets used in the Business in Japan including, but not limited to, those assets detailed in paragraph 3 of Part B of Schedule 2;

“Japanese Asset Transfer Agreement” means the agreement in agreed form under which the Japanese Seller shall sell the Japanese Assets to the Japanese Purchaser and the Japanese Purchaser shall assume such liabilities related to the Japanese Assets as are stated therein;

“Key Employees” means Mark Greenwood, Iain Botheroyd, Lisa Daykin, Steve Kidd and Jeff Wallace;

“Key Personnel” means Basil Garabet, Mark Greenwood, Marc-Antoine Henroz, and Nicola Davies;

“Lease” means the lease of the Property dated 9 October 2009 between (1) Ensco 695 Limited and (2) the UK Seller, as assigned to the Company upon completion of the Hive Down;

“Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent, disputed or otherwise;

“Long-Term Disability Liabilities” means any costs or other Liabilities incurred by the Company or another member of the Purchasers’ Group after Completion, up to an aggregate maximum amount of US$1,000,000, arising from any claim of whatever nature made by Keith Squibbs against the Company or another member of the Purchasers’ Group whether in respect of any transfer or purported transfer of his employment to the Company or another member of the Purchasers’ Group, for any payment due to long-term disability, in respect of the termination of his employment by the Company or another member of the Purchasers’ Group, or otherwise;

“Matter” has the meaning given in paragraph 8.1 of Schedule 4;

“Measures Letter” means the letter sent by SPI to the UK Seller dated 6 March 2015;

“Met Lab Settlement” means an amount equal to US$98,833.50 (ninety eight thousand eight hundred and thirty-three US Dollars and fifty cents);

“Pension Indemnity Deed” means the deed of indemnity in the agreed form to be entered into by GSIG, the Company and SPI upon Completion;

“Pre-Contractual Statement” means any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this Agreement or not) before the execution of this Agreement other than those expressly made, given or agreed to in the Hive Down Agreement;

“Property” means the leasehold property forming a portion of the property located at Cosford Lane, Swift Valley, Rugby, Warwickshire, CV21 1QN as registered at the Land Registry under title number WK453877;

“Purchaser Indemnity” means any indemnity given by a Purchaser or the Company to a Seller in a Transaction Document;

“Purchasers’ Group” means each Purchaser, each of their parent undertakings and each of their respective subsidiaries and subsidiary undertakings from time to time (which, with effect from and following Completion, shall include the Company);

“Purchasers’ Solicitors” means Taylor Walton LLP, 28-44 Alma Street, Luton, Bedfordshire LU1 2PL (ref: MGP/TRU67/24);

“Responding Party” has the meaning given in paragraph 3 of Schedule 4;

“Retained Business Liabilities” means:

(a) Tax liabilities of the Transferor arising in respect of the Business and Assets to the extent relating to any period or part period prior to Completion;

(b) borrowings from banks or other financial institutions of any nature in respect of the Business including bank loans of any duration provided that any leasing or similar liabilities directly related to the use or acquisition of any Asset other than the Excluded Assets shall be Assumed Liabilities;

(c) any product liability that relates to the supply by the Business of products prior to the Completion Date and resulting in a liability of the Business where the damaging event (damage or injury) occurred prior to the Completion Date regardless of when the respective claim is or was made; and

(d) governmental or regulatory authority liabilities arising at any time as a result of any regulatory non-compliance by the Business prior to the Completion Date save to the extent that such liabilities result from any actions following Completion of the Purchasers, the Company or any member of the Purchasers’ Group or subsequent owner of the Company or the Assets;

“Seller Indemnity” means any indemnity given by a Seller to the Company or a Purchaser in a Transaction Document;

“Seller Retained Employees” means Michael Haase, Haoyun Chen, Chuanjian Gong, Nigel Li, Ming Liu, Abel Luo, Yaofeng Ni, Caihong Zhang, Chris Zhou and Keith Squibbs;

“Sellers’ Group” means the Sellers and their subsidiaries and subsidiary undertakings from time to time, and excluding the Company with effect from Completion;

“Sellers’ Group Names and Marks” has the meaning given in Clause 11.1;

“Sellers’ Solicitors” means Ropes & Gray International LLP of 5 New Street Square, London EC4A 3BF;

“Settled Claim” means a Claim or part of a Claim:

(a)	where it has been agreed in writing by each Party that is a party to the Claim that the Claim is unconditionally settled;

(b)	that is finally determined by a court or arbitral tribunal of competent jurisdiction and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time; or

(c)	where each Party making the Claim has confirmed in writing to each Party against which the Claim has been made that the Claim has been unconditionally withdrawn or abandoned (in which case, the value of that Settled Claim shall be nil);

“Shares” means all of the allotted and issued shares in the Company, as set out in Part A of Schedule 1;

“Target Working Capital” means $9,600,000 (nine million six hundred thousand US Dollars);

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, PAYE, National Insurance contributions and VAT in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Tax Authority” or “Taxation Authority” means any tax, taxation or other fiscal, revenue, customs or excise authority, whether in the United Kingdom or elsewhere;

“Tax Warranties” means those Warranties set out in paragraph 27 of Schedule 3;

“Transaction” has the meaning given in Recital (B);

“Transaction Documents” means this Agreement, the Disclosure Letter, the Hive Down Agreement, each Asset Transfer Agreement, the Transitional Services Agreement and any other agreement entered into or to be entered into pursuant to each such agreement;

“Transferring Employees” means the UK Employees and the Asset Transfer Employees;

“Transitional Services Agreement” means the transitional services agreement relating to the provision of certain transitional services as set out therein to be entered into on the same date as this Agreement between the Sellers and the Purchasers specific therein;

“UK Business” means the United Kingdom part of the Business;

“UK Employees” means the employees of the Business identified as “Transferring Employees” in the Hive Down Agreement.

“US Assets” means all assets used in the Business in the US including, but not limited to, those assets detailed in paragraph 4 of Part B of Schedule 1;

“US Asset Transfer Agreement” means the agreement in the agreed form under which the US Seller shall sell the US Assets to the US Purchaser and/or SPI and the US Purchaser or SPI (as the case may be) shall assume such liabilities related to the US Assets as are stated therein;

“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and, outside the European Union, any Tax of similar fiscal nature levied by reference to added value or sales;

“Warranties” means together the warranties set out in Schedule 3 and referred to in Clause 6.1; and

“Working Capital Adjustment” means the amount by which the Completion Working Capital exceeds the Target Working Capital, payable pursuant to Clause 5 (such amount being expressed as a positive figure) or the amount by which the Completion Working Capital is less than the Target Working Capital, payable pursuant to Clause 5 (such amount being expressed as a negative figure).

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to this Agreement or any other Transaction Document includes this Agreement or such other Transaction Document as varied, modified or supplemented in accordance with the terms hereof or thereof;

1.2.2	a reference to this Agreement shall include any recitals and schedules to it and any reference to a Recital, paragraph, Clause or Schedule, unless otherwise specified, is a reference to a recital, paragraph or clause of, or schedule to, this Agreement;

1.2.3	references to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where specified otherwise) be construed as referring to:

(a)	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

(b)	any former legislation which it re-enacts, consolidates or enacts in rewritten form,

1.2.4	provided that in the case of those matters which fall within (a) above, as between the parties, no such amendment, modification, re-enactment or consolidation shall apply for the purposes of this Agreement to the extent that it would extend or increase the liability of the Sellers under this Agreement;

1.2.5	where any Warranty is expressed to be given or made to the “best of the Sellers’ knowledge” or “so far as the Sellers are aware” or is qualified by reference to the Sellers’ awareness or is qualified in some other manner having substantially the same effect, such statement shall mean the knowledge that the Sellers have as at Completion or would have had as at Completion after having made reasonable enquiries of the Key Personnel (whether or not such enquiries were in fact made);

1.2.6	references to a “person” includes any natural person, company, body corporate, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

1.2.7	a reference to the “Sellers” or the “Purchasers” shall include a reference to each of them;

1.2.8	definitions in this Agreement shall apply equally to the singular and the plural of the terms defined;

1.2.9	headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.10	the words “company”, “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them by the Act except that where a holding company creates security over the shares of a subsidiary (including the Subsidiaries) that subsidiary shall not cease to be such solely as a result of the creation of the security;

1.2.11	references to a “company” shall also be construed to include any other company, corporation or body corporate wherever and however incorporated or established;

1.2.12	references to “US$” or “US Dollars” shall mean the lawful currency of the United States of America;

1.2.13	references to “£” or “GBP” shall mean the lawful currency of the United Kingdom;

1.2.14	where it is necessary to determine whether or to what extent a monetary amount, limit or threshold referred to in Schedule 4 or Schedule 5 has been reached or exceeded and the value of the relevant Claim or amount is expressed in a currency other than US$, the value of that relevant Claim or amount shall be translated into US$ at the Exchange Rate on:

(a)	for the purposes of Schedule 4, the date of receipt by the Sellers or the Purchasers, as the case may be, of written notification from the Purchasers or the Sellers, as the case may be, in accordance with Schedule 4 of the existence of such relevant Claim; or

(b)	for the purposes of Schedule 5, the Completion Date,

or, if any such day is not a Business Day, on the Business Day immediately preceding such day;

1.2.15	any English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.16	words immediately following the words “including”, “includes” or “in particular” shall be construed as being by way of illustration and shall not be construed as limiting the generality of any foregoing words;

1.2.17	the word “Party” refers to a party to this Agreement;

1.2.18	a reference to writing or written includes any method of representing or reproducing words in a legible form, but for the purposes of Clause 20 shall not include writing in the form of electronic mail;

1.2.19	unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers (or any of them), on the one hand, or the Purchasers or the Company (or any of them), on the other hand, (including the Warranties and any obligation to take any action or make any payment) are given and entered into by such Parties jointly and severally; and

1.2.20	any indemnity specified in this Agreement shall be a commitment by the indemnifying party to pay any sum due on the terms of that indemnity and otherwise in accordance with this Agreement.

2.	SALE AND PURCHASE

2.1	The Shares

2.1.1	Subject to the terms and conditions of this Agreement, as at and with effect from Completion the UK Seller shall sell, and SPI shall purchase and pay for, with full title guarantee, free from Encumbrances and together with all rights that attach to, the Shares.

2.1.2	The UK Seller hereby waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it (if any). After Completion, SPI shall be entitled to exercise all rights attaching to the Shares including the right to receive dividends.

2.1.3	SPI is not obliged to complete the purchase of the Shares unless there is simultaneously completed the respective sales and purchases of Transferring Assets and Transferring Liabilities specified in and pursuant to the Chinese Asset Transfer Agreement, the German Asset Transfer Agreement, the Japanese Asset Transfer Agreement and the US Asset Transfer Agreement.

2.2	The Assets

2.2.1	Subject to the terms and conditions of this Agreement, as at and with effect from Completion the relevant Asset Seller (as detailed below) shall sell, and the relevant Purchaser shall purchase and pay for, free from any Encumbrance (other than retention of title and other third party rights or interests arising by operation of law or otherwise in the ordinary course of business), all rights, title and interests of the relevant Asset Seller in and to the relevant Assets as at Completion as follows:

(a)	the Chinese Seller shall sell, and the Chinese Purchaser shall purchase, the Chinese Assets upon the terms of the Chinese Asset Transfer Agreement;

(b)	the German Seller shall sell, and SPI shall purchase, the German Assets, which shall transfer and be assigned upon the terms of the German Asset Transfer Agreement;

(c)	the Japanese Seller shall sell, and the Japanese Purchaser shall purchase, the Japanese Assets upon the terms of the Japanese Asset Transfer Agreement; and

(d)	the US Seller shall sell, and SPI and/or the US Purchaser shall purchase, the US Assets upon the terms of the US Asset Transfer Agreement.

2.2.2	The Parties agree and acknowledge that the transfer of the Assets shall be effected by the Asset Transfer Agreements.

2.2.3	For the avoidance of doubt, while not expressly stated therein, the Chinese Asset Agreement and the rights and obligations of the Chinese Seller and the Chinese Purchaser thereunder shall at all times remain subject to the terms of this Agreement including, without limitation, the limitations on liability set out in Clause 6 and Schedule 4.

2.3	The Assumed Liabilities

2.3.1	Subject to the terms and conditions of this Agreement, as at and with effect from Completion, the Purchasers and the Company hereby assume and agree to duly pay, perform and discharge when due all Liabilities assumed by the Company under the Hive Down Agreement and all Liabilities of the Asset Sellers to the extent arising from or relating to the Assets or otherwise arising from or relating to the conduct of the Business, other than the Retained Business Liabilities (all such Liabilities of the Company and the Asset Sellers, other than the Retained Business Liabilities, the “Assumed Liabilities”) including, for the sake of clarity:

(a)	all Liabilities in respect of the Transferring Employees to the extent provided for in the Hive Down Agreement or this Agreement; and

(b)	all Tax Liabilities arising in connection with the Business in respect of any period or part period beginning on or after Completion.

2.3.2	As at and with effect from Completion, the Purchasers and the Company shall indemnify each member of the Sellers’ Group against any and all losses, damages, payments, costs and expenses suffered by the Asset Sellers or any other member of the Sellers’ Group arising from or relating to any of the Assumed Liabilities.

2.3.3	The Purchasers and the Company shall not assume, or otherwise be liable for, any Liabilities of the Asset Sellers other than the Assumed Liabilities. The Sellers shall retain and pay, perform and discharge when due all Liabilities of the Sellers other than the Assumed Liabilities (all such Liabilities, including the Retained Business Liabilities, the “Excluded Liabilities”). The Sellers shall indemnify each member of the Purchasers’ Group against any and all losses, damages, payments, costs and expenses suffered by the Purchasers or any other member of the Purchasers’ Group arising from or relating to any Excluded Liabilities.

3.	CONSIDERATION

3.1	The aggregate consideration payable by the Purchasers for the purchase of the Shares and the Assets shall be the Final Consideration.

3.2	On Completion, the Purchasers shall pay the Completion Amount in accordance with paragraphs 1(a) and (b) of Part B of Schedule 2.

3.3	Following Completion, the Final Consideration shall be determined in accordance with the provisions of Clause 5 and Schedule 5.

3.4	The Completion Amount shall be allocated among the Shares and Assets as shown in Part C of Schedule 2 (the “Initial Allocation”), which Initial Allocation (i) is intended to comply with the requirements of Code Section 1060 (or any similar provision of applicable law) and (ii) shall be binding and adopted for all Tax purposes by the Sellers or the relevant members of the Sellers’ Group and the Purchasers.

3.5	The Initial Allocation shall be adjusted upon settlement of, and in order to reflect the nature of, the payments referred to in Clause 5 and Schedule 5, provided that, to the extent that the appropriate allocation of any of such payments between the Shares and the Assets is unclear, such payments shall be allocated on a pro rata basis between the Shares and the Assets (the “Final Allocation”).

3.6	Following Completion, any payment made in satisfaction of a Claim (including any Indemnity Claim) by a Party under this Agreement shall (so far as possible) be treated as an adjustment to the Final Consideration to the extent of the payment. Any such adjustments to the Final Consideration shall be reflected in the Allocation in a manner consistent with Code Section 1060 (or any similar provision of applicable law).

4.	COMPLETION

4.1	Completion shall take place at 7:40 am on the Completion Date at the offices of the Sellers’ Solicitors at 5 New Street Square, London, EC4A 3BF or at such other place and by such method as the Parties may agree.

4.2	At Completion, the Sellers shall perform their obligations in accordance with and as set out in Part A of Schedule 2.

4.3	At Completion, the Purchasers shall perform their obligations in accordance with and as set out in Part B of Schedule 2.

5.	ADJUSTMENT TO CONSIDERATION

5.1	SPI shall procure that following Completion a Completion Working Capital Statement shall be drawn up in accordance with Schedule 5.

5.2	If the Completion Working Capital is more than the Target Working Capital, the Purchasers shall pay to the Sellers an amount equal to the difference between the Completion Working Capital and the Target Working Capital.

5.3	If the Completion Working Capital is less than the Target Working Capital, the Sellers shall pay to the Purchasers an amount equal to the difference between the Completion Working Capital and the Target Working Capital.

5.4	Any payment pursuant to Clauses 5.2 and 5.3 shall be:

5.4.1	made on or before five Business Days after the date on which the process described in Schedule 5 for the preparation and agreement or determination of the Completion Working Capital Statement is complete; and

5.4.2	subject to Clause 5.5, treated as a reduction in the Final Consideration, if made by the Sellers to the Purchasers, or as an increase in the Final Consideration if made by the Purchasers to the Sellers.

5.5	To the extent that the Working Capital Adjustment is attributable to the Business in the UK and so impacts the Consideration allocated to the Shares under this Agreement, the Parties will procure that there is an equivalent adjustment to the consideration under the Hive Down Agreement (and so to the amount of the Debt under this Agreement), with the result that the relevant part of the payment pursuant to Clause 5.2 or 5.3 shall be treated as an adjustment to the repayment of the Debt pursuant to paragraph 1(c) of Part B of Schedule 2.

6.	WARRANTIES AND LIMITATIONS

6.1	Subject to Clause 6.4, the Sellers warrant to the Purchasers as at the Completion Date in the terms of the Warranties set out in Schedule 3.

6.2	The Sellers acknowledge that the Purchasers are entering into the Transaction Documents on the basis of, and in reliance on, the Warranties.

6.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty.

6.4	Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers in respect of any Claim, and the aggregate liability of the Sellers in respect of all Claims, shall be limited or excluded, as the case may be, to the extent provided in Clause 25 and Schedule 4 and, with respect to Claims under the Transitional Services Agreement, to the extent provided therein.

7.	PURCHASER WARRANTIES AND UNDERTAKINGS

7.1	Each Purchaser warrants to the Sellers that as at the Completion Date:

7.1.1	it is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation;

7.1.2	it has the requisite company power and authority to, and has taken all necessary company actions to enter into and perform its obligations under this Agreement and the Transaction Documents and is acting as principal for its sole account;

7.1.3	this Agreement and the Transaction Documents constitute, lawful, valid and binding obligations of the Purchasers, enforceable against it in accordance with their respective terms;

7.1.4	the entry into and the implementation of the Transaction and the Transaction Documents by the Purchasers will not result in:

7.1.5	a breach of any provision of its memorandum or articles of association, by-laws or equivalent constitutional document;

7.1.6	a breach of, or constitute a default under, any instrument, licence, lease or contract to which they are a party or by which they are bound, except for such breaches and defaults as would not prevent or materially impair the Purchasers from performing their obligations under this Agreement and the other Transaction Documents;

7.1.7	a breach of any order, judgment or decree of any court or Regulatory Authority to which they are a party or by which they are bound, except for such breaches as would not prevent or materially impair the Purchasers from performing their obligations under this Agreement and the other Transaction Documents; or

7.1.8	any requirement to obtain any consent, licence or approval of, or give any notice to or make any registration with, any Regulatory Authority, except for such consents, licenses, approvals, notices and registrations that, if not obtained or given, would not prevent or materially impair the Purchasers from performing their obligations under this Agreement and the other Transaction Documents;

7.1.9	the Purchasers are not aware (within the meaning of paragraph 5.2 of Schedule 4) of any fact, matter or circumstance (other than matters which have been Disclosed) which would or would be reasonably likely to constitute a breach of any of the Warranties or any other provision of this Agreement.

7.1.10	the Purchaser is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due; and

7.1.11	the Purchaser has, in immediately available funds on an unconditional basis, the necessary cash resources to pay any damages to which the Sellers may be entitled for breach of this Agreement.

7.2	Each Purchaser undertakes (for the benefit of the Sellers, each member of the Sellers’ Group and each of their respective past or present directors and officers) not to assert any claims against:

7.2.1	the current directors or officers of the Sellers’ Group; or

7.2.2	any former directors or officers of the Sellers’ Group’

in connection with their activities related to the Company or the Business prior to the Completion Date or in respect of any warranty, representation, statement, undertaking or covenant made to the Purchaser (or any member of the Purchasers’ Group, or any of their respective advisers) or the Company and irrevocably waives any such claims whether such claims are known, unknown, currently due or may arise in the future.

7.3

Until the sixth anniversary of the Completion Date, no Purchaser shall, and shall procure that no member of the Purchasers’ Group shall, vote in favour of or approve any proposal to amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of association or comparable organisational documents of the Company as of the Completion Date or otherwise in such a manner as would adversely affect the indemnification rights of any individual who served as a director or officer of the Company before the Completion Date.

7.4	As of Completion, save as expressly provided in any Transaction Document, SPI shall cause the Company to cease and the Purchasers shall themselves cease using any and all intellectual property (including software) belonging to, owned by, licensed to, or used by the Sellers or any other member of the Sellers’ Group other than the Intellectual Property.

7.5	On, or as soon as reasonably practicable following, Completion, the Purchasers shall, save as expressly provided in, and subject to the terms of, the Transitional Services Agreement, cause the Company and the Business to cease using any and all software licensed to or owned by members of the Sellers’ Group.

7.6	The Purchaser hereby waives compliance by the Sellers with any bulk sales or bulk transfer laws of any applicable jurisdiction in connection with the sale of the Assets under this Agreement.

8.	EMPLOYEES AND INDEMNIFICATION

8.1	The Sellers shall indemnify each Purchaser and the Company against all Costs arising from any claim or otherwise in respect of:

8.1.1	the employment or termination of employment of any individual and/or Employee or any act or omission of a Seller or the Company which, by virtue of TUPE or any equivalent legislation, is deemed to be an act or omission of a Purchaser or the Company, in each case to the extent relating to any period ending before the Completion Date;

8.1.2	any act or omission of a Seller in respect of any Excluded Employee occurring after the Completion Date which is deemed to be an act or omission of a Purchaser or the Company;

8.1.3	Long-Term Disability Liabilities; and

8.1.4	any failure by a Seller or the Company to comply with any obligation to:

(a)	(in the case of the Hive Down) inform and consult under Regulations 13 and 14 of TUPE (save to the extent that such Costs arise out of any failure by SPI to provide information under Regulation 13(4) of TUPE); and

(b)	(in the case of any other transfer of assets under an Asset Transfer Agreement) inform, consult, make any payment to and take any other action required by law in respect of any Employee resulting from or in connection with transactions described in an Asset Transfer Agreement, save to the extent such Costs arise out of any failure by a Purchaser to comply with applicable law (the Seller having provided all necessary information reasonably requested by a Purchaser to that Purchaser to enable it to do so).

8.2	The Purchasers shall indemnify the Sellers against all Costs arising from any claim or otherwise in respect of:

8.2.1	the employment or termination of employment of any Transferring Employee to the extent relating to any time period commencing on or after the Completion Date;

8.2.2	any failure by SPI to comply with its obligations to provide information under Regulation 13(4) of TUPE in respect of the Hive Down;

8.2.3	the termination of employment of any Employee prior to the Completion Date, in any of the circumstances envisaged by Regulations 4(9) and 4(11) of TUPE;

8.2.4	any failure by any Purchaser to comply with its obligations under any applicable local law or regulation relating to Asset Transfer Employees and the transfer of Asset Transfer Employees under the Asset Transfer Agreements;

8.2.5	the termination of employment of any Seller Retained Employee by the Chinese Seller (including in respect of any Costs arising from the extension of the termination date of such Seller Retained Employee beyond 31 December 2015), provided that the Chinese Seller shall take such reasonable steps to mitigate any damages or compensation, which may be awarded in relation to such termination;

8.2.6	the authorised guarantee agreement dated 13 April 2015 between the UK Seller and Jason Andrew, Denholm Dolby, David Christopher Lindsey Kier and relating to the assignment of the Lease from the UK Seller to the Company during the period following Completion; and

8.2.7	the fees of McGladrey LLP (subject to the terms of paragraph 5 of Part A of Schedule 5).

8.3	The Purchasers shall indemnify the German Seller against 50% of the Costs arising from any claim or otherwise in respect of the termination of employment of any Seller Retained Employee by the German Seller, provided that the German Seller shall take such reasonable steps to mitigate any damages or compensation, which may be awarded in relation to such termination.

8.4	For a period of 12 months following the Completion Date, the Purchasers shall:

8.4.1	save for the changes referred to in the Measures Letter maintain the same or comparable benefits, whether contractual or otherwise, including payments made and benefits provided in the event of redundancy or other termination indemnities or payments made or benefits provided on involuntary termination of employment for which Transferring Employees are eligible or entitled at the Completion Date; and

8.4.2	save for the changes referred to in the Measures Letter not make any adverse changes to any of the existing contractual terms and conditions of employment at Completion Date for the Transferring Employees other than changes required to be made by law or agreed following collective bargaining.

8.5	If any contract of employment of any persons employed or engaged, or any collective agreement applicable to such persons, not Disclosed has effect as if originally made between the Company or any Purchaser and any person or body or their representatives as a result of the application of TUPE to the Hive Down or the transfer of Transferring Employees pursuant to any Transaction Document:

8.5.1	the Company or the Purchaser concerned may terminate such contract or agreement after giving the Sellers not less than 30 days’ written notice and taking all reasonable steps to mitigate any damages or compensation (including such reasonable steps as may be directed by the Sellers) which may be awarded in relation to that termination; and

8.5.2	provided that such termination takes place within three (3) months of the Company or the Purchaser concerned becoming aware of such contract of employment or collective agreement, transferring to it, and provided that they undertake such mitigation, the Sellers shall indemnify the Company and the Purchasers against all Costs suffered or incurred by the Company or any Purchaser arising out of or in connection with such termination.

9.	UK TAX

9.1	The UK Seller shall indemnify each Purchaser and the Company in respect of any amount payable by any of them in respect of a Tax liability of the Company (other than any liability to stamp duty or stamp duty land tax and for the avoidance of doubt the Purchasers shall be responsible for any stamp duty land tax cost arising as a result of the Hive Down) arising as a result of the Company ceasing to be a member of the same group as the UK Seller for UK Tax purposes as a result of the sale of the Shares pursuant to this Agreement (excluding for the avoidance of doubt an amount equal to any such Tax Liability which is taken into account or otherwise provided for in the Completion Working Capital Statement). The UK Seller may, but shall not be obliged to, subject to Clause 9.2 below, determine that any available election for such liability to be transferred to it or to another member of its group should be made and, if the UK Seller so determines, SPI shall take or shall procure that the Company takes any steps reasonably requested by the UK Seller, including joining in any relevant election, in connection with the transfer of such liability. No liability shall arise for the UK Seller under this Clause 9.1 to the extent that the relevant liability is sheltered by the use of pre-Completion reliefs (which include, for the avoidance of doubt, reliefs transferred to the Company as a result of the Hive Down, to the extent that the Company is able to make use of such reliefs, having used reasonable endeavours to do so) such reliefs to be deemed for the purposes of this Clause to be used in priority to any other reliefs available to the Company to shelter such tax to reduce or eliminate such Tax liability.

9.2	Without prejudice to the indemnity in Clause 9.1 above:

9.2.1	the UK Seller undertakes to enter into (or procure the entry into by another member of its group of) a joint election with the Company pursuant to section 792 CTA 2009 (an “Election”) to elect that the part of any chargeable realisation gain arising under section 780 CTA 2009 as a result of Completion, which exceeds the amount of the tax trading losses transferred to the Company as a result of the Hive Down (the “Residual Degrouping Charge”), arises in the UK Seller or another member of the UK Seller’s group;

9.2.2	the UK Seller will deliver to SPI on Completion an Election in agreed form (the “Initial Election”) executed by the UK Seller;

9.2.3	in the event that, following Completion, either party becomes aware that the amount of the Residual Degrouping Charge is different from the amount set out in the Initial Election and notifies the other Party at least 30 days prior to the Final Election Date (as defined below), the UK Seller will, or will procure that another member of its group will, and the Company will, and SPI will procure that the Company will, enter into a further election (the “Final Election”) including the revised calculation of the amount of the Residual Degrouping Charge. Following entry into the Final Election, such election will be notified by the UK Seller and the Company to HMRC within 14 days; and;

9.2.4	the Company will not, and SPI will procure that the Company does not, submit the Initial Election to HMRC unless the UK Seller has failed to enter into the Final Election by the date 14 days prior to the end of the second anniversary of the chargeable accounting period of the Company in which Completion occurs (the “Final Election Date”); in such circumstances the Company will be entitled to give notice to HMRC of the Initial Election and will notify the UK Seller that it has given such notice.

9.3	The following provisions relate to the administration of the Company’s tax affairs following Completion.

9.3.1	SPI or its duly authorised agent shall prepare the Tax returns of the Company for all Tax Periods beginning on or before, but ending after, Completion (each such Tax Period a “Straddle Period”);

9.3.2	SPI or its duly authorised agent shall submit each Tax return for a Straddle Period in draft form to the UK Seller (at least twenty Business Days before the last date on which the return may be filed with the applicable Tax Authority without incurring interest and penalties) and the UK Seller shall be given an opportunity to make comments thereon. SPI or its duly authorised agent shall reflect all reasonable comments received prior to the submission of the relevant Tax return which relate to the period of time ending immediately before Completion (including the Hive Down and any degrouping charge which arises as a result of Completion), and the UK Seller shall have sole conduct of any enquiry, investigation, assessment or claim by a Tax Authority in respect of such pre-Completion period. The UK Seller shall take account of any reasonable comments made by SPI in such conduct; and

9.3.3	SPI shall procure that the Company shall afford such access to their personnel, books, accounts and records and provide such assistance as is, in either case, necessary and reasonable to enable the UK Seller or their duly authorised agent to conduct matters in accordance with the UK Seller’s rights under Clause 9.3.2.

9.4	SPI will procure that the Company complies with its obligations under Clause 6 (VAT) and Clause 3.2 (Consideration) of the Hive Down Agreement.

9.5	SPI will procure that the Company continues to carry on the UK Business immediately after and for not less than two Business Days after Completion.

10.	WRONG POCKET

10.1	The Purchasers and the Sellers hereby undertake to each other that on and after Completion they shall:

10.1.1	account to the relevant Party as soon as is reasonably practicable, for any monies received on or after Completion which is properly due to that Party pursuant to the Transaction Documents or which relate to the business of the other Party; and

10.1.2	upon receiving any notices, correspondence, information or enquiries which are properly for the attention of another Party pursuant to or following completion of the transactions described in the Transaction Documents, pass the same, as soon as is reasonably practicable and in no event no later than five Business Days after the date of the receipt, to the relevant Party.

11.	NAME PROTECTION

11.1	The Purchasers agree that save as stated in any Transaction Document no member of the Purchasers’ Group is purchasing, acquiring, licensing or otherwise obtaining any right, title or interest in, to or under any intellectual property belonging to or used by any member of the Sellers’ Group including the names “GSI Group”, “GSI Group, Inc.”, “GSI Group Limited”, “GSI Group Corporation”, “GSI Group Europe GmbH”, “GSI Group Japan Corporation”, “GSI Group Precision Technologies (Suzhou) Co., Ltd.”, “Laser Quantum”, “Synrad”, “Cambridge Technology, Inc.”, “MicroE”, “Westwind”, “JADAK”, “NDS”, “Dome”, “Applimotion” and “Photo Research” or any trade mark, service mark, logo or business name, corporate name, trading name or other name related thereto or employing any of the foregoing or any derivation or variation confusingly similar to the foregoing (such corporate or business names, trading names, other names, trade marks, service marks, and logos collectively, the “Sellers’ Group Names and Marks”).

11.2	Save to the extent permitted by the terms of any Transaction Document, with effect from Completion, the Purchasers shall take all steps reasonably necessary to remove, and to procure that each other member of the Purchasers’ Group removes, the Sellers’ Group Names and Marks from all business materials including letterheads, invoices, websites, stationery, advertising and marketing materials, all company vehicles, the Property and signs containing the legal name, registered name and/or trading name at Completion of the Company, such changes to be effected and/or implemented as soon as reasonably practicable and in any event before the expiry of three (3) months following Completion, and the Purchasers and each other member of the Purchasers’ Group shall otherwise cease to use the Sellers’ Group Names and Marks in connection with or in relation to the Business and/or the Company.

12.	ANNOUNCEMENTS

12.1	Subject to Clause 12.2 and save as otherwise agreed by each Party in writing, no Party shall, without the prior written approval of each other Party, at any time make any announcement or statement (or permit any person connected with it to make any announcement or statement) concerning the Transaction or the existence or provisions of, or any matter referred to in, this Agreement or any other Transaction Document or any ancillary matter.

12.2	Clause 12.1 shall not apply if and to the extent that an announcement is required by any applicable law or regulation, or called for by the requirements of any Regulatory Authority, Tax Authority or securities exchange to which the relevant Party (or person connected with it) is subject or submits, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with each other Party before making such announcement.

13.	CONFIDENTIALITY

13.1	Subject to Clause 13.2 and to any agreed form announcement under Clause 12, for a period of two years following Completion, each Party shall, and shall procure that the Sellers’ Group (in the case of the Sellers) or the Purchasers’ Group (in the case of the Purchasers) shall, treat as confidential and not disclose or use, any information relating to the operation of the Business or any other information received or obtained as a result of entering into or performing this Agreement or any other Transaction Document which relates to:

13.1.1	another Party or, where such other Party is a Seller, any member of the Sellers’ Group or, where such other Party is a Purchaser, any member of the Purchasers’ Group;

13.1.2	the provisions or the subject matter of this Agreement or any Transaction Document and any claim or potential claim thereunder; or

13.1.3	the negotiations relating to this Agreement or any Transaction Document.

13.2	Clause 13.1 shall not prohibit disclosure or use of any information by any Party or by any member of the Sellers’ Group or the Purchasers’ Group (as the case may be) if and to the extent:

13.2.1	the disclosure or use is required by law or regulation (including the rules of any securities exchange to which such party is subject);

13.2.2	the disclosure is required by any Tax Authority and is provided to the extent reasonably required by the Tax Authority in respect of the tax affairs of the Party concerned or of any member of the same group of companies as that Party, or in the case of the Sellers, of any person who directly or indirectly has an interest in the Sellers;

13.2.3	the disclosure is made to a member of the Purchasers’ Group or a member of the Sellers’ Group or to any of their respective finance providers or investors, provided in each case that such disclosure is made on a strictly confidential basis;

13.2.4	the information is disclosed on a strictly confidential basis to those of its officers, employees or professional advisers, in each case whose function requires them to have the relevant information as a result of a legally binding obligation;

13.2.5	the information has come into the public domain other than as a result of a breach of this Clause 13; or

13.2.6	the disclosure is required to enable that Party to enforce its rights under this Agreement; or

13.2.7	the Company or any Purchaser, following the Completion Date, uses or discloses information relating to the operation of the Business (other than any information relating to the operation of the Business by the Sellers which relates solely to the Sellers), provided that prior to disclosure or use of any information pursuant to Clause 13.2.1, the party concerned shall, to the extent permitted by the relevant requirement, promptly notify or procure the notification of each relevant Party of such requirement with a view to providing (if reasonably practicable to do so) each relevant Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

14.	RESTRICTIVE COVENANTS

14.1	Subject to Clause 14.2, each Seller covenants to each Purchaser and the Company that they shall not (and shall procure that no member of the Sellers’ Group shall):

14.1.1	at any time during the period of 36 months commencing on the Completion Date, carry on or be engaged, concerned or interested in, or in any way participate in the business of developing, manufacturing, producing or selling fiber laser sources in which the laser’s power exceeds 100 Watts; or

14.1.2	at any time during the period of 36 months commencing on the Completion Date:

(a)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Business, any Key Employee; or

(b)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Key Employee; or

14.1.3	at any time after Completion, use in the course of any business any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Business other than the Sellers’ Group Names and Marks; or

14.1.4	at any time after Completion, present itself or permit itself to be presented as connected in any capacity with the Business (save as may be permitted or required by any Transaction Document); or

14.1.5	at any time after Completion, do or say anything which may be harmful to the reputation of the Business.

14.2	The provisions of Clause 14.1 will not restrict the Sellers’ Group’s ability to acquire any or all of Amplitude Systèmes (France), Onefive GmbH (Switzerland) or Fianium Limited (England) (the “Excluded Entities”) provided that no activity of any Excluded Entity shall, without the prior written consent of the Purchasers, deviate materially from those undertaken by or forming part of the development roadmap of that Excluded Entity as at the Completion Date (which consent shall not be unreasonably withheld or delayed).

14.3	Each of the covenants in Clause 14.1 is a separate undertaking by each Seller and shall be enforceable by each Purchaser or the Company separately and independently of its right to enforce any one or more of the other covenants contained in that Clause.

14.4	The parties acknowledge that the Sellers have confidential information relating to the Business and that the Purchasers and the Company are entitled to protect the goodwill of the Business as a result of buying the Shares and the Assets. Accordingly, each of the covenants in Clause 14.1 is considered fair and reasonable by the Parties.

14.5	The consideration for the covenants contained in this Clause 14 is included in the Final Consideration.

15.	FURTHER ASSURANCE

Each Party shall, at the reasonable request of any other Party and at that other Party’s expense but for no additional consideration, execute and deliver such documents, and take such actions, as are reasonably necessary to make more fully effective the consummation of the Transaction.

16.	INSURANCE

16.1	Save as provided in Clause 16.2, the Purchasers acknowledge and agree that from the Completion Date:

16.1.1	neither the Company nor the Business shall have or be entitled to the benefit of any Sellers’ Group insurance policy in respect of any event, act or omission regardless of whether such event, act or omission took or takes place prior to or after the Completion Date, and it shall be the sole responsibility of the Purchasers to ensure that adequate insurance is put in place for the Company and the Business with effect from the Completion Date;

16.1.2	neither the Sellers nor any member of the Sellers’ Group shall be required to maintain any insurance policy for the benefit of the Company or the Business; and

16.1.3	neither the Company nor the Business shall make or shall be entitled to make or notify a claim under any Sellers’ Group insurance policy in respect of any event, act or omission that occurred prior to the Completion Date.

16.2	For a period of five (5) years following Completion, the Sellers will cooperate with and assist the Purchasers in bringing claims under, the Sellers’ Group insurance policies that cover the Business in respect of claims arising during the period prior to Completion, subject to:

16.2.1	such claims being subject to the terms and conditions of the relevant insurance policies, including, without limitation, any applicable deductible, excess or retention and any applicable per claim and other coverage limits;

16.2.2	the Purchasers reimbursing the Sellers for all reasonable out-of-pocket costs and expenses incurred by the Sellers in providing the assistance and cooperation set out in this Clause 16.2; and

16.2.3	the Purchasers notifying the Sellers in a prompt and timely manner of any claim and cooperating fully and promptly with the Sellers in the bringing of any claim,

and provided, that the Sellers shall have no liability to the Purchasers to the extent recovery is not available under the Sellers’ Group insurance policies for whatever reason (the insurers’ determination being final in this regard).

17.	ASSIGNMENT

17.1	Subject to Clause 17.2 below, no Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each other Party.

17.2	A Purchaser may assign its benefits under this Agreement to any member of the Purchasers’ Group provided that the Purchaser notifies the Sellers promptly of such assignment and the assignee of such rights.

17.3	If a Purchaser assigns or transfers any of its rights under this Agreement (whether in whole or in part) to any person in accordance with Clause 17.1 or Clause 17.2, the Sellers shall have no greater liability under this Agreement than if no such assignment, or transfer had occurred, and the Sellers may continue to deal with that Purchaser in connection with all obligations of that Purchaser under this Agreement (with respect to which that Purchaser shall remain fully and primarily liable to the Sellers).

17.4	This Agreement (and the documents referred to in it) are made for the benefit of the Parties and their permitted assigns, and the rights and obligations of the Parties under this Agreement shall continue for the benefit of, and shall be binding on, their permitted assigns.

18.	ACCESS

18.1	The Purchasers:

18.1.1	acknowledge that the Sellers may for reasons of tax or regulatory compliance or for the purpose of the review of the Completion Working Capital Statement need access, from time to time after Completion, to the Books and Records of the Company and the Business to the extent such Books and Records pertain to the Sellers’ rights or obligations under this Agreement or to periods or events occurring prior to Completion; and

18.1.2	agree that they shall, and shall procure that the Company shall, until the expiry of such period as is required by law or any Regulatory Authority or any Tax Authority, or such shorter period as the Sellers agree in writing, properly retain and maintain such Books and Records.

18.2	The Purchasers further undertake to the Sellers to procure that, following Completion, the members of the Sellers’ Group and their authorised representatives (including the Sellers’ accountants and other professional advisers) are afforded at the Sellers’ cost (upon reasonable notice, during normal business hours, and subject to reasonable security and confidentiality requirements) access to and/or copies of such Books and Records or such extracts as may be required for the purpose of Clause 18.1.

18.3	The Sellers:

18.3.1	acknowledge that the Purchasers or the Company may for reasons of tax or regulatory compliance or for the purpose of the preparation of the Completion Working Capital Statement need access, from time to time after Completion, to the Books and Records of the Sellers to the extent such Books and Records pertain to the rights or obligations of the Purchasers and the Company under this Agreement or to periods or events occurring prior to Completion; and

18.3.2	agree that they shall until the expiry of such period as is required by law or any Regulatory Authority or any Tax Authority, or such shorter period as the Purchasers and the Company agree in writing, properly retain and maintain such Books and Records.

18.4	The Sellers further undertake to the Purchasers and the Company to procure that, following Completion, the members of the Purchasers’ Group and their authorised representatives (including the Purchasers’ and the Company’s accountants and other professional advisers) are afforded at the Purchasers’ cost (upon reasonable notice, during normal business hours, and subject to reasonable security and confidentiality requirements) access to and/or copies of such Books and Records or such extracts as may be required for the purpose of Clause 18.3.

19.	COSTS AND EXPENSES

19.1	Except where this Agreement provides otherwise, each Party shall pay its own professional and other advisory costs and expenses incurred by it in relation to the Transaction and the Transaction Documents.

19.2	Without prejudice to Clause 19.1, the Purchasers shall bear and be responsible for arranging the payment of any VAT, stamp duty, documentary transfer or transaction duties, notary fees and costs, registration fees and other transfer taxes or fees in relation to any Transaction Document, including in each case any related interest or penalties.

19.3	All amounts expressed to be payable under this Agreement shall be exclusive of VAT. To the extent that a Seller reasonably determines that it is obliged to account for VAT in respect of any supply made in connection with this Agreement, the relevant Purchaser shall pay, in addition to and at the same time as the consideration for such supply, an amount equal to such VAT and the relevant Seller shall provide an appropriate VAT invoice to the relevant Purchaser.

19.4	All amounts payable under this Agreement shall be paid without withholding, set-off or counterclaim. To the extent that any withholding or deduction for or on account of Tax is required by law, the payer shall pay such additional amount as is necessary to ensure that the payee receives the same after-Tax amount as if no such withholding or deduction had been required.

20.	NOTICES

20.1	Any notice or other communication to be given under this Agreement shall be in writing in English and shall be deemed to have been effectively delivered, made and given if:

20.1.1	personally delivered, when delivered at the address of the relevant Party;

20.1.2	posted to an inland address in the United Kingdom, on the second Business Day after the date of posting;

20.1.3	posted to an address outside the United Kingdom by prepaid international airmail, on the fifth Business Day after the date of posting;

20.1.4	sent by fax transmission, be deemed to have been received upon receipt by the sender of a fax transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee; or

20.1.5	sent by electronic mail, be deemed to have been received upon receipt by the sender of a delivery confirmation receipt (or other appropriate evidence) that the electronic mail has been received by the addressee or if no delivery failure message has been received by the sender within one Business Day of sending, provided that, where delivery by hand, by fax transmission or by electronic mail occurs after 6.00pm in the location of the recipient on a Business Day or on a day which is not a Business Day in the location of the recipient, delivery shall be deemed to occur at 9.00am on the next Business Day in the location of the recipient.

20.2	References to time in this Clause 20.1 are to local time in the country of the recipient.

20.3	For the purposes of this Clause 20, the authorised address and fax numbers of:

the Sellers are:

GSI Group Inc.
125 Middlesex Turnpike
Bedford
Massachusetts 01730
USA

Fax number:	+1 781 266 5114
E-mail	john.fox@gsig.com
For the attention of:	John Fox

with a copy (which shall not constitute notice) to:

Ropes & Gray International LLP
5 New Street Square
London
EC4A 3BF
Fax number:	+44 20 3122 1265
E-mail:	william.mone@ropesgray.com

For the attention of:	William E. Mone

for each Purchaser and the Company is:

TRUMPF GmbH + Co. KG
Johann-Maus-Strasse 2
71254 Ditzingen
Germany
Fax number: +49 7156 303-930247
E-mail: peter.bokelmann@de.trumpf.com.

For the attention of: Peter Bokelmann

20.4	Each of the Parties may specify a different address or addresses or fax number or fax numbers or email address or email addresses by giving notice in accordance with this Clause 20 to each other Party hereto. Notice of any change shall be effective five Business Days after it is given. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed fax number (if a fax number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

21.	PARTIAL INVALIDITY

If, at any time, any provision of the Agreement is found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity nor enforceability of the remaining provisions in that jurisdiction nor the legality, validity nor enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired so long as the economic and legal substance of the Transaction is not affected in any manner that is materially adverse to any Party. Upon such finding that any such provision is illegal, invalid or unenforceable, the Sellers and the Purchasers agree that they will negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transaction is fulfilled in accordance with the terms hereof to the greatest extent possible.

22.	ENTIRE AGREEMENT

22.1	This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the parties and their respective affiliates with respect to the subject matters hereof and thereof and supersede and extinguish any previous agreements (other than the Confidentiality Agreement, which will continue in accordance with its terms), arrangements and understandings between, or Pre-Contractual Statements made or given by or on behalf of, any of parties or their respective affiliates relating to the subject matter of this Agreement or the other Transaction Documents.

22.2	Each of the parties acknowledges and agrees that:

22.2.1	it does not rely, and has not relied on, or been induced to enter into this Agreement or the other Transaction Documents by, any Pre-Contractual Statement; and

22.2.2	it shall not have any remedy or bring any action against any other Party (whether in equity, contract or tort, including negligence), in relation to any Pre-Contractual Statements.

23.	VARIATION

No amendment, variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each Party.

24.	WAIVER

24.1	The rights and remedies of each Party under or in respect of this Agreement may be waived only in writing by the Party granting such waiver. Any waiver shall apply only to the person to whom it is addressed and in the instance and for the purpose for which it is given.

24.2	No delay or omission on the part of any Party in exercising any right, power or remedy provided under this Agreement shall impair such right, power or remedy or operate as a waiver thereof.

24.3	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where otherwise expressly stated herein.

25.	REMEDIES

25.1

The only remedy available to the Purchasers or the Company in respect of a breach of or inaccuracy in the Warranties or a breach of any other provision of this Agreement or any other Transaction Document by the Sellers is to bring a claim for damages (subject to the limitations on liability and other terms and conditions specified herein, including those specified in Schedule 4), except in the case of a breach or threatened breach of Clause 13 (Confidentiality), Clause 14 (Restrictive Covenants) or Clauses 18.3.1 and 18.4 (Access) and paragraph 2(b) of Part A of Schedule 5 of this Agreement, in which case the Purchasers may seek the remedy of specific performance or injunctive relief. No breach of the Warranties or any other provision of this Agreement or any other Transaction Document shall entitle the Purchasers or the Company to rescind or terminate this Agreement or any other Transaction Document at any time.

25.2	If and to the extent the laws of any jurisdiction provide for other remedies in addition to those provided under this Agreement, each Purchaser, on behalf of itself and the other members of the Purchasers’ Group, hereby, to the extent permitted by applicable law, irrevocably waives and agrees not to seek any such additional remedies. Without limiting the foregoing, each Purchaser acknowledges and agrees that it will not have, and that it will not seek, any recourse against any affiliate of the Sellers or any of the Sellers’ or its affiliates’ respective shareholders, investors, current or former directors, officers, employees, advisors, consultants or representatives for any damage, loss, liability or expense resulting from or arising under this Agreement.

25.3	Notwithstanding any other provision of this Agreement, nothing in this Agreement shall have the effect of limiting or restricting any liability of any Party or third party arising as a result of fraud or wilful concealment.

26.	THIRD PARTIES

Other than the third parties referred to in Clause 25.2 (which persons may directly enforce those Clauses), A person who is not a Party may not enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Agreement, no consent of any third party is required for any variation, amendment or waiver (including any release or compromise of any liability) or termination of this Agreement.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original and all counterparts taken together shall constitute one and the same instrument. Delivery of a counterpart of this Agreement by email (including by attachment) or telecopy shall be an effective mode of delivery.

28.	LANGUAGE

If this Agreement is translated into any language other than English, the English language version shall prevail.

29.	SPECIAL TAX INDEMNITY

29.1	In consideration of the Purchasers and the Company entering into this Agreement, GSIG agrees to indemnify and keep indemnified the Purchasers and the Company from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by any such party arising out of, or in connection with, any failure of the UK Seller to perform or discharge any of its obligations or liabilities in respect of the Indemnified Tax Obligations.

29.2	GSIG shall, on an indemnity basis, pay to the Purchasers and the Seller on demand the amount of all Costs incurred by any of them in connection with the preservation, or exercise and enforcement, of any rights under or in connection with the indemnity in this Clause 29 or any attempt so to do.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing Law

This Agreement (and any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with English law.

30.2	Jurisdiction

30.2.1	Save as provided in Clause 30.2.2 any dispute arising out of or in connection with this Agreement or any Transaction Document (including any dispute regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration under the London Court of International Arbitration rules in place from time to time (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 30.2.1, and the following shall apply:

(a)	the number of arbitrators shall be three;

(b)	the seat, or legal place, of arbitration shall be London, England; and

(c)	the language to be used in the arbitral proceedings shall be English.

30.2.2	Any dispute arising out of or in connection with the Chinese Asset Transfer Agreement shall, to the extent that it is mandatory that the forum for such dispute shall be other than as provided in Clause 30.2.1, be as set out in Clause 15.2 of the Chinese Asset Transfer Agreement.

31.	APPOINTMENT OF PROCESS AGENT

31.1	The Asset Sellers and GSIG hereby irrevocably appoint the UK Seller as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Asset Sellers or GSIG.

31.2	If the UK Seller ceases to act as process agent, the Asset Sellers and GSIG irrevocably agree to appoint a new process agent in England acceptable to the Purchasers and to deliver to the Purchasers within 10 Business Days a copy of a written acceptance of appointment by the new process agent.

31.3	The Chinese Purchaser, the Japanese Purchaser and the US Purchaser hereby irrevocably appoint SPI as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Chinese Purchaser, the Japanese Purchaser and/or the US Purchaser (as applicable).

31.4	If SPI ceases to act as process agent, the Chinese Purchaser, the Japanese Purchaser and the US Purchaser irrevocably agree to appoint a new process agent in England acceptable to the Sellers and to deliver to the Sellers within 10 Business Days a copy of a written acceptance of appointment by the new process agent.

31.5	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any forum.

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

Signed by	)
for and on behalf of	)
GSI GROUP LIMITED	)

/s/ Robert J. Buckley	Signature

Signed by	)
for and on behalf of	)
GSI GROUP CORPORATION	)

/s/ Robert J. Buckley	Signature

Signed by	)
for and on behalf of	)
GSI GROUP EUROPE GMBH	)

/s/ Gunnar Stolze	Signature

Signed by	)
for and on behalf of	)
GSI GROUP JAPAN CORPORATION	)
)
/s/ Timothy Spinella	Signature

Signed by	)
for and on behalf of	)
GSI GROUP PRECISION TECHNOLOGIES (SUZHOU) CO., LTD.	) ) )

/s/ Timothy Spinella	Signature

Executed and delivered as a DEED by	)
GSI GROUP INC. acting by the following authorised signatory in the presence of	) ) )

/s/ Robert J. Buckley	Signature
/s/ John Fox	Witness Signature
22 Church Street	Witness Address
Boston, MA USA
Businessman	Witness occupation

Signed by	)
for and on behalf of	)
SPI LASERS UK LIMITED	)

/s/ Malcolm Varnham	Signature

Signed by	)
for and on behalf of	)
SPI LASERS LLC	)

/s/ Thomas Reinauer	Signature

Signed by	)
for and on behalf of	)
TRUMPF CORPORATION	)

/s/ Hartmut Kuga Pannen	Signature

Signed by	)
for and on behalf of	)
SPI LASERS (SHANGHAI) CO., LTD.	)

/s/ Christian Karl Josef Schmitz	Signature

Signed by	)
for and on behalf of	)
JKL NEWCO LIMITED	)

/s/ Robert J. Buckley	Signature